November 14, 2013

Castle Brands Inc.
122 East 42nd Street, Suite 4700
New York, New York 10168

Re: Castle Brands Inc. Prospectus Supplement to Shelf Registration Statement on Form S-3

Ladies and Gentlemen,

We have acted as counsel for Castle Brands Inc., a Florida corporation (the “Company”), in connection with the issuance and sale by the Company of its common shares, par value $0.01 per share (the “Shares”), having an aggregate gross sales price of up to $6.0 million, pursuant to (1) the shelf registration statement on Form S-3 (File No. 333-176005) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 3, 2011 and declared effective by the Commission on August 12, 2011 and (2) the Company’s prospectus supplement relating to the Shares, as transmitted by the Company to the Commission on November 14, 2013 pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus”). All of the Shares are to be issued and sold by the Company as described in the Registration and the Prospectus.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

(1)	the Registration Statement and the Prospectus;

(2)	the Company’s Articles of Incorporation, as amended to the date hereof;

(3)	the Company’s Bylaws, as amended to the date hereof;

(4)	the Equity Distribution Agreement, dated as of November 14, 2013, by and between the Company and Barrington Research Associates, Inc. (the “Distribution Agreement”);

(5)	records of corporate proceedings of the Company authorizing the issuance and sale of the Shares;

(6)	a certificate of an officer of the Company as to matters of fact material to this opinion; and

(7)	such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that each such party has the power and authority to execute and deliver, and to perform and observe the provisions of, each such document to which it is a party and has duly authorized, executed and delivered each such document to which it is a party, and that each such document constitutes a legal, valid and binding obligation of each such party other than the Company party thereto.

As to matters of fact material to this opinion, we have relied to the extent we deemed reasonably appropriate upon representations or certificates of officers of the Company, without independently verifying the accuracy of such documents, records and instruments.

We have further assumed that all of the Shares will be issued and sold in compliance with the applicable provisions of the Securities Act, the securities or blue sky laws of various states and the terms and conditions of the Distribution Agreement and in the manner stated in the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when issued in accordance with the Registration Statement and the Prospectus, and upon payment of the purchase price therefor in accordance with the Distribution Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are specifically limited to the laws of the State of Florida and the federal laws of the United States of America and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any application under the securities or other laws of any state of the United States which relate to the offer and sale of the Shares and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

GREENBERG TRAURIG, P.A.

By: /s/ Robert L. Grossman, Esq.

Robert L. Grossman, Esq.